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                                                                    EXHIBIT 3.2A

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         IRI INTERNATIONAL CORPORATION

                 IRI INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware certifies that:

                 The name of the Corporation is IRI International Corporation (the "Corporation"). The Corporation was originally incorporated under the name ENERGY SERVICES INTERNATIONAL LTD. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 24, 1997; and this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

                 FIRST:   The name of the Corporation is IRI International
Corporation (hereinafter referred to as the "Corporation").

                 SECOND: The registered office and registered agent of the Corporation is The Prentice-Hall Corporation System, Inc., 229 South Street, Dover, Kent County, Delaware.

                 THIRD:   The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                 FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 125,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $.01 each (hereinafter referred to as the "Common Stock"), and 25,000,000 shares of Preferred Stock, par value $1.00 each (hereinafter referred to as the "Preferred Stock").

                              I.  Preferred Stock

                 The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board"), with the approval of the holders of a majority of the outstanding shares of the Company's Common Stock, is hereby authorized to authorize the issuance of shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of
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the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                 (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                 (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

         all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

                                  II.      Common Stock

                 Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

                 FIFTH:   Each person who is or was or had agreed to become a
director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation as an employee or agent of the





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Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of suchn person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

                 SIXTH:   To the full extent permitted by the General
Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a Director of the Corporation existing prior to such repeal or modification.

                 SEVENTH:         In furtherance of, and not in limitation of,
the powers conferred by statute, the Board is expressly authorized and empowered to adopt, amend, or repeal the By-Laws of the Corporation, without any action on part of the stockholders, but the stockholders may make additional By-Laws and may amend or repeal any By-Laws whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

                 IN WITNESS WHEREOF, the undesigned has signed this Amended and Restated Certificate of Incorporation on September __, 1997.


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                                                Hushang Ansary
                                                President





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